Exhibit 5.2

Homburger AG

Weinbergstrasse 56 | 58

CH-8006 Zürich

Postfach 194 | CH-8042 Zürich

Telefon +41 43 222 10 00

Fax +41 43 222 15 00

lawyers@homburger.ch

To:

Transocean Ltd.

Turmstrasse 30

6300 Zug

Switzerland

September 20, 2010

Transocean Ltd.

Ladies and Gentlemen:

We have acted and are acting as special Swiss counsel to Transocean Ltd., a company limited by shares incorporated under the laws of Switzerland (the Company), in connection with the Registration Statement on Form S-3 (No. 333-169401) (the Registration Statement) filed with the United States Securities and Exchange Commission under the Securities Act of 1933 (the Act), a related prospectus dated September 16, 2010, and prospectus supplement, dated September 16, 2010 (together, the Prospectus), with respect to the offer and sale of (i) $1.1 billion aggregate principal amount of 4.95% Senior Notes due 2015 (the 2015 Notes) of Transocean Inc., a Cayman Islands exempted company (Transocean Inc.), and (ii) $0.9 billion aggregate principal amount of 6.50% Senior Notes due 2020 (the 2020 Notes and, together with the 2015 Notes, the Notes) of Transocean Inc. The Notes are fully and unconditionally guaranteed by the Company under the terms of the Fourth Supplemental Indenture to be dated September 21, 2010, among Transocean Inc., the Company and the Trustee (the Guarantees). As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law.

Capitalized terms used herein shall have the meaning attributed to them in the Documents (as defined below) unless otherwise defined herein.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For the purpose of giving this opinion, we have only examined originals or copies of the following documents (collectively the Documents):

(a)	A copy of the public deed of incorporation (Gründungsurkunde) of the Company, dated and executed August 14, 2008;

(b)	An executed copy of the Indenture (the Base Indenture), dated as of December 11, 2007, between Transocean Inc. and Wells Fargo Bank, National Association, as trustee (the Trustee), an executed copy of the Third Supplemental Indenture, dated December 18, 2008, among Transocean Inc., the Company and the Trustee (the Third Supplemental Indenture) and an execution copy of the Fourth Supplemental Indenture (the Fourth Supplemental Indenture, and collectively with the Base Indenture and Third Supplemental Indenture the Indenture), to be dated September 21, 2010, among Transocean Inc., the Company and the Trustee;

(c)	A copy of the form of notations of guarantee of the Company with respect to the Guarantees;

(d)	A copy of the Articles of Association (Statuten) of the Company in the form as deposited with the Commercial Register of the Canton of Zug, Switzerland, on May 14, 2010, certified by the Commercial Register of the Canton of Zug, Switzerland, as of September 10, 2010 (the Articles of Association);

(e)	A copy of the Organizational Regulations (Organisationsreglement) of the Company dated as of October 9, 2008 (the Organizational Regulations);

(f)	A copy of a certified excerpt from the Commercial Register of the Canton of Zug, Switzerland, for the Company, dated September 10, 2010 (the Excerpt); and

(g)	An electronic copy of an excerpt from the minutes of the meeting of the Board of Directors of the Company, dated August 12, 2010 (the Board Resolutions).

No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were effectively executed and certified, as applicable, in the manner and by the individuals appearing on such documents;

(b)	the Indenture, the Guarantees and the Notes have been executed in the form of the executed copies and execution copies, respectively, submitted to us and by the individuals indicated as signatories appearing on such executed copies and execution copies, respectively;

(c)	complete copies with original signatures of the Indenture, the Guarantees and the Notes are available to the parties thereto;

(d)	except as expressly opined upon herein, all information contained in the Documents is, and all material statements given in connection with the Documents are, true and accurate;

(e)	all authorizations, approvals, consents, licenses, exemptions and other requirements for the filing of the Registration Statement and the Prospectus or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement and the Prospectus have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(f)	the Excerpt is correct, complete and up-to-date, and the Articles of Association and the Organizational Regulations are in full force and effect and have not been amended;

(g)	the Indenture, the Guarantees and the Notes (i) are within the capacity and power of, and have been validly authorized by all parties thereto (other than the Company), (ii) have been executed and delivered by all parties thereto, and (iii) are valid, binding and enforceable on all parties thereto;

(h)	the Notes have been issued and authenticated in accordance with the terms of the Indenture, and the Indenture, the Guarantees and the Notes have been duly executed and delivered by all parties thereto insofar as such matters are governed by the law of the State of New York as the law by which they are expressed to be governed;

(i)	the parties to the Indenture, the Guarantees and the Notes (other than the Company ) are duly incorporated, organized and validly existing under the laws of their respective jurisdiction of incorporation or formation;

(k)	no laws other than those of Switzerland affect any of the conclusions stated in this opinion;

(l)	all representations and warranties and confirmations provided for in the Indenture are and at all relevant times will be true and accurate;

(m)	the parties to the Indenture, the Guarantees and the Notes entered into each of the Indenture, the Guarantees and the Notes for bona fide commercial reasons and on arm’s length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of each of the Documents that would preclude such director or officer from validly representing (or granting a power of attorney in respect of the Documents for) such party; and

(n)	the Board Resolutions (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been rescinded or amended, and (iii) are in full force and effect.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	The Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles of Association.

2.	The Guarantees have been duly authorized by the Company.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to

Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement and the Prospectus, nor have we been responsible for ensuring that no material information has been omitted from it.

(c)	We express no opinion as to any commercial, accounting, tax, calculating, auditing or other non-legal matter.

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished by us, as special Swiss counsel to the Company, in connection with the offer and sale of the Notes, and except as provided in the immediately preceding paragraph, it may not (in full or in part) be used, copied, circulated or relied upon by any party or for any purpose without our written consent.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,

HOMBURGER AG

/s/ David Oser
David Oser